EXHIBIT 99.1

First Cash Reports Second Quarter Earnings Per Share of $0.23; Pawn and Short-Term Loan Profits Increase by 39% as Same-Store Revenues Grow by 19%

ARLINGTON, Texas, July 22, 2008 (PRIME NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced revenue, net income and earnings per share for the three months ended June 30, 2008. Diluted earnings per share from continuing operations were $0.23 for the second quarter of 2008 and $0.43 year-to-date. Store-level profits from the Company's core pawn and short-term loan segment continued to surge this quarter as they grew by 39%, which represented significant acceleration over the first quarter growth rate of 26%. Same-store revenues from this segment increased by 19% over the prior year. In addition to the strong performance from mature stores, the expansion and maturing of newer stores contributed to earnings growth as well, especially in the Company's pawn stores in Mexico where the Company saw pawn receivable balances grow by 37% year-over-year. During the quarter, the Company has also realized significant increases in gross profit margins and operating cash flows from the core pawn and short-term loan segment.

While the Company's Auto Master division continued to experience a managed contraction of sales and margins, its operating results showed significant improvement over the previous sequential quarter. For the second quarter of 2008, Auto Master incurred a store-level loss of $0.03 per share, net of tax, the level forecast in the first quarter earnings release. This amount is less than half the loss recorded in this business segment in the first quarter of 2008. The Company believes that the appropriate strategic actions have been taken to further reduce Auto Master store-level losses to $0.01 per share or breakeven in the third quarter and return it to store-level profitability during the fourth quarter of 2008.

 Revenue
 -------

 * Consolidated revenue for the second quarter totaled $106 million, an increase of 17% over the prior-year quarter; year-to-date revenue was $209 million, which represents a 17% increase. Total second quarter revenue from the Company's Mexico operations was $34.3 million, an increase of 47% over the prior year.

 * Same-store revenue increased 19% in the Company's pawn and short-term loan stores during the second quarter compared to the prior-year period, while year-to-date same-store revenue increased
   18%.

 * Total pawn store revenue for the second quarter was $64.4 million, an increase of 29% over the prior-year quarter. Mexico pawn store revenue increased by 45% for the quarter, a result of both continued
   store expansion and strong same-store revenue growth in existing stores. In the U.S., which has a mature store base, pawn store revenues grew by 15% during the quarter. Total pawn service charge revenue increased by 24%, while total pawn merchandise sales increased by 34%.

 * Second quarter revenue in the 195 free-standing short-term loan stores was $13.2 million, an increase of 6% compared to the prior-year period (this calculation excludes revenue from 5 stores in Oregon, which have significantly reduced revenues in 2008 as a result of a new law enacted in July 2007).

 * Total second-quarter revenue from Auto Master of $26.4 million was flat compared to the prior-year quarter as a result of strategic initiatives implemented at Auto Master in the latter part of 2007 to improve credit quality and overall financial results. These changes, which included more rigid underwriting standards, larger down payment requirements for certain customers and sales of higher quality vehicles have been in place since November 2007 and contributed to the significant decreases in same-store sales of 25% in the second quarter and 31% year-to-date.

 Earnings
 --------

 * Diluted earnings per share from continuing operations for the second quarter of 2008 were $0.23, compared to $0.24 in the second quarter of 2007. Net income from continuing operations for the second quarter of 2008 was $6.8 million, compared to $8.0 million in the  prior year. The consolidated year-over-year decrease is due to the Auto Master segment, which recorded a store-level loss of
   $0.03 per share, net of tax, in the current quarter compared to a store-level profit of $0.09 per share, net of tax, in the prior year. This represents a $0.12 per share year-over-year swing in the profitability of Auto Master.

 * Year-to-date diluted earnings per share from continuing operations were $0.43, compared to $0.52 in the six months ended June 30, 2007.
   Net income from continuing operations for the six months ended June
   30, 2008 was $13.2 million, compared to $17.4 million in the prior year. The year-to-date results were also impacted by Auto Master, which had a first half store-level loss of $0.10 per share, net of tax, compared to a store level profit of $0.19 per share, net of tax, in the first half of 2007, a $0.29 per share swing in profitability.

 * The pawn and short-term loan segment reported store-level earnings of $21.9 million for the quarter and $44.3 million year-to-date.
   These represent increases of 39% and 32%, respectively, over comparable prior-year periods (net segment contributions are reconciled to income from continuing operations elsewhere in this release).

 New Locations
 -------------

 * A total of 15 new stores were opened during the second quarter of
   2008, which included 14 pawn and short-term loan stores in Mexico and one short-term loan store in the U.S. The Company has opened 24 new stores year-to-date.

 * The Company operated 495 locations as of June 30, 2008, a net increase of 52 stores, or 12%, over the prior year. In addition, the
   Company operates 39 convenience store kiosks through a joint venture.

 Key Operating Metrics
 ---------------------

 * Total pawn receivable balances increased by 21% compared to the prior-year quarter. The increase was comprised of a 37% increase in the Mexico stores and a 10% increase in the fully-mature U.S. pawn stores. The average pawn receivable balance per store at June 30,
   2008 was $261,000 in the U.S. and $110,000 in Mexico. For the Mexico
   stores, this represents an increase of 25% over the prior year.

 * The gross margin on retail pawn merchandise sales increased to 46%
   for the quarter and 45% year-to-date, compared to the prior-year margin of 44% for both the quarter and year-to-date. The margin on wholesale scrap jewelry sales was 38% for the quarter and 40% for the year, compared to the prior-year margin of 34% for both the quarter and year-to-date.

 * In the Company's free-standing short-term loan stores (excluding the five remaining Oregon locations), total short-term loans, including third-party credit services loans outstanding, increased by 14% compared to the prior-year quarter.

 * The short-term loan credit loss provision improved in the current quarter, decreasing to 28% of fees, compared to 29% in the prior-year quarter. The Company did not sell any charged-off accounts in the current or prior-year quarter.

 * Retail automobile gross margins declined to 52% for the quarter, compared to 58% in the prior-year quarter, while year-to-date margins were 51% compared to 58% in 2007. This margin adjustment was the result of a recently enacted strategy to deliver newer, lower mileage vehicles to customers while maintaining historical price points. The Company believes that this strategy will reduce future warranty expenses, improve collection results and increase customer satisfaction and repeat business.

 * The Auto Master credit loss provision for the second quarter of
   2008 totaled $11.6 million, compared to a provision of $12.1 million for the quarter ended March 31, 2008, the most recent sequential quarter. The Company continues to see significant improvement in its accounts receivable aging and fewer early stage defaults on accounts originated in 2008. Should these improved results continue or expand, the credit loss provision should continue to decline to a more normalized, acceptable result late in
   2008 and beyond.

 Financial Position & Liquidity
 ------------------------------

 * Cash flow from operations total $24.7 million year-to-date, compared to $3.7 million for the first half of last year. This very significant improvement is the result of the increased operating profits in the pawn and short-term loan segment, coupled with reduced cash flow demands from Auto Master.

 * Year-to-date, the Company has funded over $7 million in net customer loan and inventory growth, $17 million of stock repurchases and approximately $10 million in capital expenditures (almost all of which was invested in new store openings). Most of the funding for these cash uses has come from operating cash flow, as
   interest-bearing debt has increased by only $7 million during the first six months of 2008.

 * The total amount outstanding on the Company's $90 million long-term credit facility was $63.4 million at June 30, 2008. The facility bears interest at LIBOR plus 1.375%, or currently a rate of 3.9%.
   The Company does not securitize customer receivables nor is it dependent on direct third-party financing of new loan originations.

 * The Company repurchased 288,000 shares of its common stock during the quarter. Year-to-date, it has repurchased 1,640,000 shares at an aggregate cost of $17 million and an average price per share of
   $10.37.

 * The ratio of total assets to total liabilities at June 30, 2008 was
   3 to 1; the current ratio was 6 to 1.

 2008 Outlook
 ------------

 * The Company is maintaining its current 2008 earnings per share guidance from continuing operations at an estimated range of $1.17 to $1.20 per share, representing an increase of 17% to 20% over 2007 earnings from continuing operations.

 * The Company is forecasting a total of 70 to 80 new store openings in 2008, which will include approximately 60 pawn and short-term loan stores in Mexico. There are currently no plans to open additional Auto Master dealerships in 2008.

Commentary & Analysis

Rick Wessel, Chief Executive Officer, commented on the Company's second quarter results, "We are again extremely pleased with the strong performance in our core pawn and short-term loan business segment, and in the improvement in the Auto Master business unit. Year-over-year revenue and earnings growth in the pawn and short-term loan segment continued to accelerate in the second quarter, as evidenced by the 39% increase in store-level operating profits. For the second consecutive quarter, we experienced record same-store revenue growth, a 19% increase driven by both strong performance in our mature domestic stores and continued expansion in Mexico. This core business segment continues to be the primary driver of revenue, profitability and growth for the Company."

The Company continues to execute its long-term growth strategy through new store openings and product enhancements in new and existing stores. Year-to-date revenues in Mexico have grown by 46%, an acceleration over the comparable 2007 growth rate of 28%. According to Mr. Wessel, "The expansion opportunities in Mexico are more attractive than ever. We see increasing mainstream consumer acceptance and demand for our suite of micro-lending services and value-priced retail products. Because of our deep knowledge of the local markets and our well-established operational infrastructure, we continue to build on our substantial competitive advantage in Mexico."

While the operating environment for the Auto Master buy-here/pay-here segment continues to be challenging this year, the segment realized significant sequential quarterly improvement in its operating results in the second quarter. These results, which were at the level of improvement forecast at the beginning of the quarter, were due to slightly increased sales combined with reductions in the credit loss provision and operating expenses. Auto Master will continue to reduce store operating costs and administrative expenses and will remain focused on further improving credit performance. Management believes that these initiatives will provide further positive impact on operating results in the second half of 2008. Third quarter Auto Master store-level results are projected to range from a $0.01 per share loss to breakeven, with profitability expected in the fourth quarter.

In summary, Mr. Wessel noted, "We are excited with our second quarter results and the outlook for the full year and beyond. We continue to build on a long-term, proven track record of earnings growth exceeding 20% on a compounded basis. Our growth plans for the balance of 2008 will remain focused on the core pawn and short-term loan businesses. We target having 550 store locations in operation by year end, of which approximately 265 locations will be in Mexico. We believe that First Cash is well positioned for continued earnings growth, even in uncertain economic times. We anticipate strong continuing demand for both our credit products and our value-priced retail merchandise offerings."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. ("First Cash" or the "Company"). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, store and dealership openings, liquidity, cash flows, credit losses and related provisions, debt repayments, consumer demand for the Company's products and services, competition, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer borrowing and repayment behaviors, changes in credit markets, credit losses, changes or increases in competition, the ability to locate, open and staff new stores and dealerships, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to retain key management personnel, the ability to operate with limited regulation as a credit services organization in Texas, new legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term loan businesses, credit services organizations, pawn businesses and buy-here/pay-here automotive businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in energy prices, changes in used-vehicle prices, cost of funds, changes in foreign currency exchange rates, future business decisions, and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2007 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in many locations, provide short-term loans and credit services products. The Company's short-term loan locations provide various combinations of short-term loan products, check cashing, credit services and other financial services products. First Cash also operates automobile dealerships focused on the buy-here/pay-here segment of the used-vehicle retail market. In total, the Company owns and operates over 495 stores and buy-here/pay-here dealerships in thirteen U.S. states and twelve states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index(r) and the Russell 2000 Index(r). First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3365

                       STORE COUNT ACTIVITY

 The following table details store openings and closings for the three months and six months ended June 30, 2008:

                                                    Mexico
                              U.S. Locations       Locations
                     ----------------------------- ---------
                                          Buy-Here/  Pawn/
                               Short-Term Pay-Here  Short-Term
                       Pawn      Loan    Automotive  Loan      Total
                      Stores    Stores   Dealerships Stores  Locations
                     --------- --------- --------- --------- ---------
 Three Months Ended
 June 30, 2008
 ------------------

 Total locations,
  beginning of period       95       158        16       211       480
 New locations opened       --         1        --        14        15
 Locations closed or
  consolidated              --        --        --        --        --
                     --------- --------- --------- --------- ---------
 Total locations, end
  of period                 95       159        16       225       495
                     ========= ========= ========= ========= =========

 Six Months Ended
 June 30, 2008
 ----------------

 Total locations,
  beginning of period       96       157        15       207       475
 New locations opened       --         3         1        20        24
 Locations closed or
  consolidated              (1)       (1)       --        (2)       (4)
                     --------- --------- --------- --------- ---------
 Total locations, end
  of period                 95       159        16       225       495
                     ========= ========= ========= ========= =========

 For the three and six months ended June 30, 2008, the Company's 50%
 owned joint venture, Cash & Go, Ltd., operated a total of 39 kiosks located inside convenience stores in the state of Texas, which are not included in the above table. During the six months ended June 30,
 2008, the Company did not open or close any Cash & Go, Ltd. kiosks.

                 FIRST CASH FINANCIAL SERVICES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                           Three Months Ended       Six Months Ended
                                June 30,                June 30,
                          --------------------    --------------------
                            2008        2007        2008        2007
                          --------    --------    --------    --------
                                          (unaudited)
                            (in thousands, except per share amounts)

 Revenue:
  Merchandise sales       $ 69,703    $ 58,264    $136,402    $115,498
  Finance and service
   charges                  35,157      31,287      69,940      61,004
  Other                      1,088       1,017       2,347       2,187
                          --------    --------    --------    --------
                           105,948      90,568     208,689     178,689
                          --------    --------    --------    --------
 Cost of revenue:
  Cost of goods sold        37,997      30,898      74,441      61,064
  Credit loss provision     16,024      12,013      31,880      21,044
  Other                         76         104         184         212
                          --------    --------    --------    --------
                            54,097      43,015     106,505      82,320
                          --------    --------    --------    --------
 Net revenue                51,851      47,553     102,184      96,369
                          --------    --------    --------    --------

 Expenses and other
  income:
   Store operating
    expenses                28,776      24,420      57,577      48,170
   Administrative
    expenses                 8,598       7,311      16,119      14,768
   Depreciation and
    amortization             2,997       2,788       5,982       5,224
   Interest expense            772         367       1,684         709
   Interest income             (12)        (18)        (30)        (38)
                          --------    --------    --------    --------
                            41,131      34,868      81,332      68,833
                          --------    --------    --------    --------
 Income from continuing
  operations before
  income taxes              10,720      12,685      20,852      27,536
    Provision for
     income taxes            3,963       4,659       7,698      10,104
                          --------    --------    --------    --------
 Income from continuing
  operations                 6,757       8,026      13,154      17,432
    Income/(loss) from
    discontinued
    operations, net of
    tax                        (55)        859         243       1,732
                          --------    --------    --------    --------
 Net income               $  6,702    $  8,885    $ 13,397    $ 19,164
                          ========    ========    ========    ========

 Basic income per share:
  Income from
   continuing operations  $   0.23    $   0.25    $   0.44    $   0.55
  Income/(loss) from
   discontinued
   operations                   --        0.03        0.01        0.05
                          --------    --------    --------    --------
  Net income per basic
   share                  $   0.23    $   0.28    $   0.45    $   0.60
                          ========    ========    ========    ========

 Diluted income per
 share:
  Income from continuing
   operations             $   0.23    $   0.24    $   0.43    $   0.52
  Income/(loss) from
   discontinued
   operations                   --        0.03        0.01        0.06
                          --------    --------    --------    --------
  Net income per
   diluted share          $   0.23    $   0.27    $   0.44    $   0.58
                          ========    ========    ========    ========

 Weighted average
  shares outstanding:
   Basic                    29,233      32,001      29,910      31,862
   Diluted                  29,853      33,421      30,485      33,296

                  FIRST CASH FINANCIAL SERVICES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                         June 30,        Dec. 31,
                                   --------------------  --------
                                     2008        2007      2007
                                   --------    --------  --------
                                        (unaudited)
                                            (in thousands)
           ASSETS
 Cash and cash equivalents         $ 13,558   $ 18,779   $ 14,175
 Finance and service charges
  receivable                          7,688      5,710      7,867
 Customer receivables, net of
  allowances                         80,431     66,592     74,532
 Inventories                         37,007     32,168     35,612
 Prepaid expenses and other
  current assets                      6,175      8,634      9,103
 Discontinued operations                 --      2,769      1,509
                                   --------   --------   --------
 Total current assets               144,859    134,652    142,798

 Customer receivables with
  long-term maturities,
  net of allowance                   31,592     25,563     31,218
 Property and equipment, net         48,011     38,988     43,762
 Goodwill, net                       66,874     66,874     66,874
 Intangible assets, net               5,348      5,585      5,466
 Other                                1,373      1,322      1,430
                                   --------   --------   --------
 Total assets                      $298,057   $272,984   $291,548
                                   ========   ========   ========

  LIABILITIES AND STOCKHOLDERS'
            EQUITY
 Current portion of notes
  payable                          $  2,250   $  2,250   $  2,250
 Accounts payable                     1,716      1,626      1,732
 Accrued liabilities                 19,645     16,269     17,066
                                   --------   --------   --------
 Total current liabilities           23,611     20,145     21,048

 Revolving credit facility           63,400     22,900     55,000
 Notes payable, net of current
  portion                             2,813      6,063      3,938
 Deferred income taxes payable        9,753      8,138     10,353
                                   --------   --------   --------
 Total liabilities                   99,577     57,246     90,339

 Stockholders' equity               198,480    215,738    201,209
                                   --------   --------   --------
 Total liabilities and
  stockholders' equity             $298,057   $272,984   $291,548
                                   ========   ========   ========

                 FIRST CASH FINANCIAL SERVICES, INC.
                     OPERATING SEGMENT INFORMATION

 The following tables detail results of continuing operations by segment for the three months ended June 30, 2008 and June 30, 2007
 (unaudited, in thousands):

                                     Pawn and   Buy-Here/
                                    Short-Term  Pay-Here
                                       Loan    Automotive  Consolidated
                                    ---------- ----------  ------------
 Three Months Ended June 30, 2008
 Revenues:
   Retail merchandise sales         $  29,920   $  23,711   $  53,631
   Wholesale merchandise sales         15,635         437      16,072
   Pawn service charges                17,119          --      17,119
   Short-term loan and credit
    services fees                      15,932          --      15,932
   Buy-here/pay-here finance
    charges                                --       2,106       2,106
   Other                                  951         137       1,088
                                    ---------   ---------   ---------
                                       79,557      26,391     105,948
                                    ---------   ---------   ---------
 Cost of revenues:
   Cost of goods sold - retail         16,255      11,495      27,750
   Cost of goods sold - wholesale       9,687         560      10,247
   Credit loss provision                4,462      11,562      16,024
   Other                                   76          --          76
                                    ---------   ---------   ---------
                                       30,480      23,617      54,097
                                    ---------   ---------   ---------
   Net revenues                        49,077       2,774      51,851
                                    ---------   ---------   ---------
 Expenses and other income:
   Store operating expenses            24,771       4,005      28,776
   Store depreciation and
    amortization                        2,399         174       2,573
                                    ---------   ---------   ---------
                                       27,170       4,179      31,349
                                    ---------   ---------   ---------
 Net store contribution (loss)      $  21,907   $  (1,405)  $  20,502
                                    =========   =========   =========

 Three Months Ended June 30, 2007
 Revenues:
   Retail merchandise sales         $  26,419   $  23,530   $  49,949
   Wholesale merchandise sales          7,584         731       8,315
   Pawn service charges                13,797          --      13,797
   Short-term loan and credit
    services fees                      15,721          --      15,721
   Buy-here/pay-here finance
    charges                                --       1,769       1,769
   Other                                  980          37       1,017
                                    ---------   ---------   ---------
                                       64,501      26,067      90,568
                                    ---------   ---------   ---------
 Cost of revenues:
   Cost of goods sold - retail         14,924       9,920      24,844
   Cost of goods sold - wholesale       5,037       1,017       6,054
   Credit loss provision                4,634       7,379      12,013
   Other                                  104          --         104
                                    ---------   ---------   ---------
                                       24,699      18,316      43,015
                                    ---------   ---------   ---------
   Net revenues                        39,802       7,751      47,553
                                    ---------   ---------   ---------
 Expenses and other income:
   Store operating expenses            21,609       2,811      24,420
   Store depreciation and
    amortization                        2,418          22       2,440
                                    ---------   ---------   ---------
                                       24,027       2,833      26,860
                                    ---------   ---------   ---------
 Net store contribution             $  15,775   $   4,918   $  20,693
                                    =========   =========   =========

                  FIRST CASH FINANCIAL SERVICES, INC.
               OPERATING SEGMENT INFORMATION (CONTINUED)

 The following tables detail results of continuing operations by segment for the six months ended June 30, 2008 and June 30, 2007
 (unaudited, in thousands):

                                    Pawn and    Buy-Here/
                                   Short-Term   Pay-Here
                                      Loan     Automotive  Consolidated
                                   ----------  ----------  ------------
 Six Months Ended June 30, 2008
 Revenues:
   Retail merchandise sales         $  58,734   $  45,991    $ 104,725
   Wholesale merchandise sales         30,824         853       31,677
   Pawn service charges                33,572          --       33,572
   Short-term loan and credit
    services fees                      32,211          --       32,211
   Buy-here/pay-here finance
    charges                                --       4,157        4,157
   Other                                2,057         290        2,347
                                    ---------   ---------    ---------
                                      157,398      51,291      208,689
                                    ---------   ---------    ---------
 Cost of revenues:
   Cost of goods sold - retail         32,057      22,675       54,732
   Cost of goods sold - wholesale      18,629       1,080       19,709
   Credit loss provision                8,187      23,693       31,880
   Other                                  184          --          184
                                    ---------   ---------    ---------
                                       59,057      47,448      106,505
                                    ---------   ---------    ---------
   Net revenues                        98,341       3,843      102,184
                                    ---------   ---------    ---------
 Expenses and other income:
   Store operating expenses            49,188       8,389       57,577
   Store depreciation and
    amortization                        4,855         284        5,139
                                    ---------   ---------    ---------
                                       54,043       8,673       62,716
                                    ---------   ---------    ---------
 Net store contribution (loss)      $  44,298   $  (4,830)   $  39,468
                                    =========   =========    =========

 Six Months Ended June 30, 2007
 Revenues:
   Retail merchandise sales         $  52,613   $  45,902    $  98,515
   Wholesale merchandise sales         15,835       1,148       16,983
   Pawn service charges                27,115          --       27,115
   Short-term loan and credit
    services fees                      30,746          --       30,746
   Buy-here/pay-here finance
    charges                                --       3,143        3,143
   Other                                2,105          82        2,187
                                    ---------   ---------    ---------
                                      128,414      50,275      178,689
                                    ---------   ---------    ---------
 Cost of revenues:
   Cost of goods sold - retail         29,592      19,308       48,900
   Cost of goods sold - wholesale      10,527       1,637       12,164
   Credit loss provision                6,966      14,078       21,044
   Other                                  212          --          212
                                    ---------    --------    ---------
                                       47,297      35,023       82,320
                                    ---------   ---------    ---------
   Net revenues                        81,117      15,252       96,369
                                    ---------   ---------    ---------
 Expenses and other income:
   Store operating expenses            42,966       5,204       48,170
   Store depreciation and
    amortization                        4,575          36        4,611
                                    ---------   ---------    ---------
                                       47,541       5,240       52,781
                                    ---------   ---------    ---------
 Net store contribution             $  33,576   $  10,012    $  43,588
                                    =========   =========    =========

                  FIRST CASH FINANCIAL SERVICES, INC.
               OPERATING SEGMENT INFORMATION (CONTINUED)

 The following table reconciles net store contribution, as presented above, to income from continuing operations before income taxes for each period presented (unaudited, in thousands):

                           Three Months Ended       Six Months Ended
                                June 30,                June 30,
                          -------------------     --------------------
                            2008        2007        2008        2007
                          --------    --------    --------    --------
 Total net store
  contribution for
  reportable segments     $ 20,502    $ 20,693    $ 39,468    $ 43,588
 Administrative
  depreciation and
  amortization                (424)       (348)       (843)       (613)
 Administrative
  expenses (1)              (8,598)     (7,311)    (16,119)    (14,768)
 Interest expense             (772)       (367)     (1,684)       (709)
 Interest income                12          18          30          38
                          --------    --------    --------    --------
 Income from continuing
  operations before
  income taxes            $ 10,720    $ 12,685    $ 20,852    $ 27,536
                          ========    ========    ========    ========

 (1) Administrative expenses are comprised of all operating expenses, except for interest, depreciation and amortization, incurred by the Company that are not allocable to specific stores. It is the
     Company's policy not to allocate such administrative expenses to specific stores or operating segments.

                  FIRST CASH FINANCIAL SERVICES, INC.
               OPERATING SEGMENT INFORMATION (CONTINUED)

 The following tables detail selected assets by operating segment as of June 30, 2008 and June 30, 2007 (unaudited, in thousands):

                                    Pawn and   Buy-Here/
                                  Short-Term  Pay-Here
                                     Loan    Automotive  Consolidated
                                  ---------- ----------  ------------
 June 30, 2008
 Customer receivables, with
  short- and long-term
  maturities:
   Pawn                            $  45,588   $      --    $  45,588
   Short-term loan                     6,328          --        6,328
   Buy-here/pay-here                      --      76,250       76,250
                                   ---------   ---------    ---------
                                      51,916      76,250      128,166
 CSO short-term loans held
  by independent
  third-party (1)                     12,538          --       12,538
 Allowances for doubtful
  accounts                              (935)    (15,866)     (16,801)
                                   ---------   ---------    ---------
                                   $  63,519   $  60,384    $ 123,903
                                   =========   =========    =========

 Service fees receivable           $   7,428   $     260    $   7,688
 Inventories                          28,755       8,252       37,007
 Total assets                        217,129      80,928      298,057

 June 30, 2007
 Customer receivables,
  with short- and long-term
  maturities:
   Pawn                            $  37,788   $      --    $  37,788
   Short-term loan                     5,066          --        5,066
   Buy-here/pay-here                      --      62,583       62,583
                                   ---------   ---------    ---------
                                      42,854      62,583      105,437
 CSO short-term loans held
  by independent
  third-party (1)                     11,336          --       11,336
 Allowances for doubtful
  accounts                              (688)    (13,102)     (13,790)
                                   ---------   ---------    ---------
                                   $  53,502   $  49,481    $ 102,983
                                   =========   =========    =========

 Service fees receivable           $   5,500   $     210    $   5,710
 Inventories                          26,272       5,896       32,168
 Total assets                        213,882      59,102      272,984

 (1) CSO loans outstanding are from an independent third-party lender and are not included on the Company's balance sheet.

                  FIRST CASH FINANCIAL SERVICES, INC.
           UNAUDITED NON-GAAP FINANCIAL INFORMATION -- EBITDA

 EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from
 EBITDA are significant components in understanding and assessing the
 Company's financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to EBITDA (unaudited, in thousands):

                                           Trailing Twelve Months Ended
                                                      June 30,
                                              ----------------------
                                                 2008        2007
                                              ---------    ---------

 Income from continuing operations
                                              $  28,432    $  33,395
 Adjustments:
  Income taxes                                   16,314       18,915
  Depreciation and amortization                  11,561        9,632
  Interest expense                                3,413        1,625
  Interest income                                   (70)        (215)
                                              ---------    ---------
 Earnings from continuing operations before
  interest, income taxes, depreciation and
  amortization                                $  59,650    $  63,352
                                              =========    =========
 EBITDA margin calculated as follows:

  Total revenue                               $ 418,450    $ 332,198
  Earnings from continuing operations before
   interest, income taxes, depreciation and
   amortization                                  59,650       63,352
                                              ---------    ---------
  EBITDA as a percent of revenue                     14%          19%
                                              =========    =========

CONTACT: First Cash Financial Services, Inc.
         Rick Wessel, Vice Chairman & Chief Executive Officer
         Doug Orr, Executive Vice President & Chief Financial Officer
         (817) 505-3199
         investorrelations@firstcash.com
         www.firstcash.com